UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2016

PAID, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28720	73-1479833
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Friberg Parkway Suite 4004 Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 861-6050

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

 On September 1, 2016, the Company entered into an Amalgamation Agreement with emergeIT Inc., an Ontario corporation to acquire emergeIT and two new PAID subsidiaries.  emergeIT (which does business as “ShipTime”) is a leading cloud based shipping platform bringing individuals small and medium sized businesses together with many of the world’s leading carriers to save time and money.  A copy of the Amalgamation Agreement is set forth as Exhibit 10.1.

Description of emergeIT

emergeIT’s platform provides its members with the ability to quote, process, track and dispatch shipments while getting preferred rates on packages and skidded (LTL) freight shipments throughout North America and around the world.  In addition to these features, ShipTime also provides what it refers to as “Heroic Multilingual Customer Support.”  In this capacity, ShipTime acts as an advocate on behalf of its clients in resolving matters concerning orders and shipping.  With an increasing focus and service offering for e-commerce merchants; which includes online shopping carts, inventory management, payment services, client prospecting and retention software, emergeIT can help merchants worldwide grow and scale their businesses.  emergeIT generates monthly recurring revenue through transactions and “software as a service” (SAAS) offerings.  It currently serves in excess of 30,000 members in North America.  The company has plans to expand its services into Europe and then worldwide.

Below is Selected Financial Data for emergeIT for the nine month period ended December 31, 2015, and the year ended March 31, 2015.

Transaction Structure; Consideration to emergeIT Shareholders

The Amalgamation Agreement provides that the Company form a new subsidiary under Canadian law (“Callco”).  The new subsidiary formed its own second Canadian subsidiary (“Exchangeco”), and Callco will be the sole shareholder of Exchangeco.  Both Callco and Exchangeco are incorporated in Ontario under the province’s Business Corporations Act.  Exchangeco will merge (amalgamate) with emergeIT so that after the merger, the Company will own, indirectly through Callco, all of the issued and outstanding shares of common stock of emergeIT.   At that time, the amalgamated entity will be renamed “ShipTime Canada Inc.” and will be the operating company with respect to the emergeIT assets.

emergeIT is privately held by 13 holders.  The emergeIT holders own “Class A” and “Class B” common shares, which will convert into “exchangeable shares” of ShipTime Canada Inc. in the merger. Exchangeable shares are rights to the Company’s common stock and preferred stock. These rights can be exercised by the conversion of the exchangeable shares into shares of common and preferred stock of the Company, in accordance with an Exchange and Call Rights Agreement, described below.   The conversion ratios will be subject to adjustment based upon a working capital adjustment formula set forth in the Amalgamation Agreement.

emergeIT Class A common shares and Class B common shares will be converted into exchangeable shares with rights to receive 480 shares of the Company’s common stock and 3,344 shares of the Company’s preferred stock.  Outstanding emergeIT options and warrants will be replaced by replacement options and warrants of ShipTime Inc. immediately following the amalgamation, which may then be exercised, and converted into exchangeable shares in the same manner as emergeIT’s Class A and Class B common shares.

Upon completion of the amalgamation or merger, the former holders of emergeIT will hold rights to approximately 79.5% of all the issued and outstanding shares of capital stock of the Company, and the current stockholders of the Company will own approximately 20.5% of all the issued and outstanding shares of capital stock of the Company.

The Amalgamation Agreement includes representations and warranties and other covenants by both the Company and emergeIT.  In the event that either party is in breach, the non-breaching party may have an indemnification claim.  The Company will hold back up to 11 million shares of its common stock (or 5.5 million shares per party) to satisfy any claims of the other party.  If the shares are issued to the emergeIT shareholders, the current Company stockholders percentage ownership would be diluted.  Generally claims for indemnification must be made within 12 months after the amalgamation or merger.

Termination; Company Shareholder Approval

The Amalgamation Agreement may be terminated by written agreement, or generally if the amalgamation does not occur on or before October 15, 2016, or if a law prohibits the transaction.

The Company’s stockholders do not have a right to vote to approve the Amalgamation Agreement or the issuance of the shares of common stock or preferred stock if there are enough shares authorized and the class of preferred stock is approved.  There are currently not enough shares authorized and there is no current authorization for any preferred stock.  Thus, if the Company’s shareholders do not consent to an increase in authorized stock and a new class of preferred stock, the Amalgamation Agreement will be terminated.

After the acquisition and merger, the Company will change its name to ShipTime Inc.

Exchange and Call Rights Agreement

Pursuant to the Amalgamation Agreement, the existing holders of emergeIT will be required to exchange their shares in emergeIT into “exchangeable shares” of the amalgamated company, ShipTime Inc.  The holders of ShipTime Inc. will have those rights described in its organizational documents. ShipTime Inc.’s authorized capital will be composed of preferred shares, and common shares. The preferred shares are exchangeable into a right to receive approximately 480 shares of the Company’s preferred stock and 3,344 shares of the Company’s common stock. Any and all outstanding common shares will be owned by Callco, the Company’s direct subsidiary.  As a result, Callco will have the only voting shares of ShipTime Canada Inc.

Holders of ShipTime Inc. shares will have the same dividend and distribution rights as holders of Company shares, and if Company shares are subdivided or in the event of a Company stock dividend, the exchangeable shares will be equally subdivided, as exchangeable shares are intended to be economically the same as shares of common or preferred stock of the Company. The Company will have a “liquidation call right” in the event of proposed liquidation, dissolution or winding up of ShipTime Canada Inc.  Absent prior events, the Company will redeem the exchangeable shares on the fifth anniversary whereby the Company will redeem the exchangeable shares for shares of the Company’s preferred stock and common stock.  By agreement, exchangeable shares also may be purchased by ShipTime Canada Inc. for cancellation.  The Company also has a right to call the shares in the event of a change in the applicable laws.

The holders of exchangeable shares have an “automatic exchange right” in the event any bankruptcy or insolvency or in general, related proceedings, of ShipTime Canada Inc. or the Company.  The exchangeable shares would at such time be converted automatically into that number of shares of common stock and preferred stock of the Company at the agreed upon conversion ratio. Moreover, Callco will have an overriding call right to purchase some or all of the exchangeable shares. This mechanism will be triggered with the automatic exchange right and is necessary to comply with Canadian tax laws. The exercise of this call right does not alter the outcome of the exchangeable share transaction.

A copy of the form of Exchange and Call Rights Agreement is set forth as Exhibit 10.2.  A form of description of the rights of ShipTime Canada Inc. shareholders is set for as Exhibit 10.3.

Support Agreement

Pursuant to the Amalgamation Agreement, the Company will be required to enter into a Support Agreement with the combined entity.  The Support Agreement will generally provide that the Company will treat holders of Exchangeable Shares substantially similar, or economically equivalent, to holders of Company stock.

As such, under the Support Agreement, the Company cannot declare or pay any dividend or other distribution on Company stock unless ShipTime Inc. simultaneously declares or pays the dividend or distribution on the Exchangeable Shares and has sufficient money or other assets to meet these requirements. In turn, the ShipTime Inc. would effect a corresponding dividend or distribution of its securities related to the Exchangeable Shares.  The Company also undertakes to advise ShipTime Inc. of the declaration of dividend or distribution, among other similar events, and to cooperate with it to effect the dividend or distribution as of the same record and effective date.

The Company is also required in this case to segregate funds to pay for the dividend, and to reserve sufficient number of shares to permit the exchange of the Exchangeable Shares into the required number of Company shares of common stock and preferred stock.

The Support Agreement is also binding on any successor to the Company and with respect to any successor transaction.  A copy of the form of Support Agreement is set forth as Exhibit 10.4.

Employment Agreement; Officer

After the amalgamation and merger is effective, it is expected that Allan Pratt will enter into an employment agreement with the Company to serve as the Company’s President and CEO.  The Employment Agreement provides that Mr. Pratt will join the Company as its President and CEO. The Employment Agreement will be for an initial term through February, 2020, with a base salary of $185,000 and eligibility for a bonus as the Board of Directors determines.  Bonuses may be in the form of cash, equity awards or both.  Mr. Pratt will be eligible for employee and fringe benefits consistent with other employees, and equity awards adopted by the Company for its employees generally.  Mr. Pratt will also have an automobile allowance of $600 per month and mileage reimbursement for business travel at IRS rates.

Mr. Pratt may terminate the employment agreement at any time with 30 days’ notice.  The Company may terminate Mr. Pratt for “cause”, which shall include willful, intentional or tortious conduct detrimental to the Company’s operations.  The Company may terminate Mr. Pratt without cause upon giving 30 days’ notice, subject to a severance payment.  Mr. Pratt also may terminate his employment for “good reason”, which means a material diminution in his authority, duties or responsibilities, a change in geographic location from where Mr. Pratt provides services, or any action or inaction by the Company that constitutes a breach of the employment agreement.  If Mr. Pratt is terminated without cause or by Mr. Pratt for “good reason,” during the initial term, Mr. Pratt shall receive a severance payment which is three times his overall compensation of salary plus bonus, which amount decreases after two years to three times his base salary.   Mr. Pratt would be subject to a two year non-compete with respect to on-line package shipping services to small businesses and retail customers in the territory of the United States and Canada.

A copy of the form of Employment Agreement is set forth as Exhibit 10.5.

In addition, W. Austin Lewis, IV is expected to continue to serve in his capacity as Treasurer and CFO, as well as Director, but would step down as President and CEO. The Company’s board anticipates that Mr. Lewis will also enter into an employment agreement.

Board of Directors of Combined Company

According to the Amalgamation Agreement, the Board of Directors will be increased from three to five, and the three individuals are expected to be appointed by the Company’s current Board of Directors, including Allan Pratt, who will serve as the Chairman of the Board, and W. Austin Lewis, IV.  It is expected that one current Company director will resign from the Board of Directors immediately before effectiveness of the amalgamation.

Net Operating Losses

The Company anticipates that it will be able to preserve its net operating losses carry forwards for federal income tax purposes after effectiveness of the amalgamation of its new subsidiary with emergeIT.

Interest of Certain Persons

Other than as described below, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the proposals that is not shared by all other stockholders.

W. Austin Lewis, IV, as President of the Company, is the owner and President of Lewis Asset Management.   Lewis Asset Management, Inc. invested approximately $845,000 in the form of convertible notes, which amount can be converted into 13.6% of the issued and outstanding shares of emergeIT.  In additional, if Lewis Asset Management has warrants to receive an additional 5.5% of shares upon an investment of an additional $400,000.

Upon consummation of the amalgamation under the Amalgamation Agreement, Lewis Asset Management will own approximately 1,675 exchangeable shares, which will be exchangeable into approximately 751,918 shares of Company common stock and 5,195,070 shares of Company Series A Preferred Stock, and warrants for approximately 21,600 exchangeable shares which, if exercised, would be convertible into approximately 323,213 shares of Company common stock and 2,233,105 shares of Series A Preferred Stock.

Exhibits

The foregoing description of the Amalgamation Agreement and related agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreements and documents attached as Exhibits.

Item 9.01 Financial Statements and Exhibits.

 (d) Exhibits:

10.1	Amalgamation Agreement dated September 1, 2016 by and among PAID, Inc., emergeIT, Inc., 2534845 Ontario Inc. and 2534841 Ontario Inc.

10.2	Form of Exchange and Call Rights Agreement

10.3	Form of Description of Rights of ShipTime Canada Inc. holders

10.4	Form of Support Agreement

10.5	Form of Employment Agreement for Allan Pratt

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: September 7, 2016	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President

EXHIBIT INDEX

Exhibit	Description

10.1	Amalgamation Agreement dated September 1, 2016 by and among PAID, Inc., emergeIT, Inc., 2534845 Ontario Inc. and 2534841 Ontario Inc.

10.2	Form of Exchange and Call Rights Agreement

10.3	Form of Description of Rights of ShipTime Canada Inc. holders

10.4	Form of Support Agreement

10.5	Form of Employment Agreement for Allan Pratt